Exhibit 99.1

NEWS RELEASE

Natera Launches Proposed Follow-On Offering

SAN CARLOS, California, April 16, 2019—Natera, Inc. (Nasdaq: NTRA), a global leader in cell-free DNA testing, today announced the launch of a proposed follow-on public offering of $100,000,000 of shares of its common stock. In addition, Natera expects to grant the underwriters a 30-day option to purchase up to an additional $15,000,000 of shares of its common stock from Natera at the public offering price less the underwriting discount. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

J.P. Morgan, Cowen, and Piper Jaffray are acting as joint book-running managers for the offering. Baird and Canaccord Genuity are acting as co-managers for the offering.

The offering will be made only by means of an effective registration statement, including a preliminary prospectus and, when available, final prospectus, copies of which may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by telephone at (866) 803-9204; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by telephone at (631) 274-2806; or Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attn: Prospectus Department, or by telephone at (800) 747-3924, or by email at prospectus@pjc.com.

An effective registration statement, including a preliminary prospectus, relating to these securities was filed with the U.S. Securities and Exchange Commission on April 16, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Natera

Natera is a global leader in cell-free DNA testing. The mission of the company is to change the management of disease worldwide. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers a host of proprietary genetic testing services to inform physicians who care for pregnant women, researchers in cancer including bio pharmaceutical companies, and genetic laboratories through its cloud-based software platform.

Natera Contacts

Investor Relations: Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media: Andrea Sampson, Sullivan & Sampson, 714-374-6174, asampson@sullivanpr.com